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                                                                    Exhibit 99.1


[SIGHT RESOURCE CORPORATION LOGO]                              NEWS RELEASE
                                                               November 25, 1997


                     SIGHT RESOURCE COMPLETES $5.1 MILLION
                        FINANCING WITH THE CARLYLE GROUP

(Holliston, Massachusetts) - Sight Resource Corporation (NASDAQ: VISN), a leading provider of primary eye care services and managed primary eye care programs, announced today that it has completed a previously announced financing with The Carlyle Group, pursuant to which investment funds affiliated with The Carlyle Group purchased 1,452,119 shares of the Company's Series B Convertible Preferred Stock and a warrant to purchase 290,424 shares of the Company's common stock for an aggregate purchase price of $5,082,417. As previously announced, the Company presently expects to use the net proceeds of the financing to continue to implement its plans for consolidating primary eye care chains.

In connection with the financing, The Carlyle Group immediately has the right to appoint one member to the Sight Resource Board of Directors. Also in connection with the financing, the Company amended its Shareholder Rights Plan in order to permit The Carlyle Group financing without triggering a distribution of the Rights issuable under the Plan.

William G. McLendon, President and Chief Executive Officer of Sight Resource Corporation, stated "I would like to reiterate the comments I made at the time we signed the definitive purchase agreement with The Carlyle Group; we are excited to have such a distinguished partner assisting us and believe that their participation sends a strong message concerning the viability of our consolidation strategy."

The Carlyle Group is a Washington, D.C. based investment group. Since its founding in 1987, Carlyle has served as lead investor in transactions with over $7 billion in market value. Among Carlyle's principal areas of focus are aerospace/defense, healthcare, telecommunications, environmental services and information services.

Sight Resource provides a complete range of primary eye care products and services through its primary eye care centers, laser vision correction centers and integrated networks of opticians, optometrists and ophthalmologists. The Company's wholly-owned subsidiaries include Cambridge Eye Doctors in Massachusetts, E.B. Brown Opticians in Ohio, Vision Plaza in Louisiana, and Vision World in Rhode Island.

CONTACT: Nils Bonde-Henriksen, Manager of Corporate Communications,
         508-429-6916.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements contained in this news release which are not historical fact are forward-looking statements based upon management's current expectations that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and additional factors affecting the Company's business are described in the Company's Form 10-K for the fiscal year ended December 31, 1996 filed with the Securities and Exchange Commission.



         100 Jeffrey Avenue - Holliston, Massachusetts 01746 USA -
                                            Tel: 508-429-6916 - FAX 508-429-6023